THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Abercrombie & Fitch Analyst Meeting EVENT DATE/TIME: NOVEMBER 06, 2013 / 1:30PM GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

C O R P O R A T E P A R T I C I P A N T S Brian Logan Abercrombie & Fitch Co. - VP - Finance & Controller Mike Jeffries Abercrombie & Fitch Co. - Chairman, CEO Jonathan Ramsden Abercrombie & Fitch Co. - EVP, CFO Sanjay Singh Abercrombie & Fitch Co. - SVP - Finance Craig Brommers Abercrombie & Fitch Co. - SVP - Marketing Billy May Abercrombie & Fitch Co. - Group VP, eCommerce, Digital & CRM Leslee Herro Abercrombie & Fitch Co. - EVP - Planning & Allocation David Leino Abercrombie & Fitch Co. - SVP - Global Real Estate C O N F E R E N C E C A L L P A R T I C I P A N T S Kimberly Greenberger Morgan Stanley - Analyst Janet Kloppenburg JJK Research - Analyst Tom Filandro Susquehanna - Analyst Adrienne Tennant Janney Capital - Analyst John Morris BMO Capital Markets - Analyst Oliver Chen Citi - Analyst Rebecca Duval BlueFin Research Partners - Analyst Dorothy Lakener Topeka Capital Markets - Analyst Matt McClintock Barclays Capital - Analyst Liz Dunn Macquarie - Analyst Richard Jaffe Stifel Nicolaus - Analyst Rob Wilson Tiburon Research Group - Analyst Lindsay Drucker Mann Goldman Sachs - Analyst Anna Andreeva Oppenheimer & Co. - Analyst Roxanne Meyer UBS - Analyst P R E S E N T A T I O N Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller Okay, looks like we're ready to get started. Good morning, everyone, and welcome to our Analyst Meeting. We are very excited that you're able to join us today. I'm Brian Logan. Today's meeting is scheduled for two and a half hours and is being webcast. A link to the archive of the webcast will be available following the live presentation under the investor section on our website. We will begin the meeting with a recap of the business update, followed by some opening remarks from Mike and Jonathan. We will then go into a detailed discussion from a number of speakers of our key strategies resulting from our recently completed long-term strategic review. Jonathan will then close with a few comments on our business objectives. At the conclusion of our presentation, we will open it up to questions for as long as time permits. 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Before I begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor Statement found on our SEC filings. Please also note, the dollar amounts referenced in the accompanying slide presentations are generally expressed in thousands unless otherwise indicated. With that, I'd like to begin by spending a few minutes recapping the press release we issued last night. As you saw in our release, net sales for the third quarter were down 12%. Comp sales were down 14% with US down 14% and international down 15%, while direct to consumer was up 11%. We expect ending inventory at cost to be up approximately 20% compared to last year. Excluding charges, we expect to report adjusted EPS at the higher end of our prior guidance of $0.40 to $0.45 per share. Based on a projected double digit comp sales decline for the fourth quarter, we are now expecting full year adjusted EPS to be in the range of $1.40 to $1.50. This projection also assumes significant gross margin erosion in the fourth quarter as we clear through excess inventory. We expect to end the year, however, with overall inventories up versus the very low levels of inventory last year, with in-transit also contributing to the increase. We also announced plans to close our standalone Gilly Hicks stores in connection with our long-term strategic review. We have decided to focus the future development of Gilly Hicks brand through Hollister stores and direct to consumer channels. We estimate that we will incur pretax charges of approximately $90 million, including approximately $40 million on non-cash impairment charges and approximately $50 million on lease-related, severance and other charges. We also estimate that the net cash outflow prior to any tax benefits will be approximately $55 million. Excluding these charges, we anticipate that the Gilly Hicks operations will incur a pretax loss of approximately $30 million in fiscal 2013, which is included in our guidance. As a result of the store closures and reductions in overhead expense, we expect the brand to operate on approximately breakeven basis in fiscal 2014. Finally, in conjunction with the decision to close the Gilly Hicks stores, we also amended our existing credit and term loan agreement effective November 4th. The amendment allows for the exclusion from our debt covenant ratios of up to $60 million of cash charges associated with the Gilly restructuring. In addition, the minimum coverage ratio is temporarily reduced through the second quarter of fiscal 2015. While we are planning to spend most of our time this morning on the strategic plan update, we plan to go into more detail on our third quarter results and full year outlook during our conference call in a couple weeks. With that, I'll turn things over to Mike for some opening remarks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO Good, Brian. Thank you, Brian, and good morning, everyone. I have to say we really are delighted to be here today. Before we start, I would like to take a moment to introduce the members of our A&F team who are here today, and you'll hear more from them later this morning, a lot more from them. I'm going to introduce them in the order that they joined the company, starting with Leslee Herro. Leslee has been with A&F for 22 years, actually longer than me, and oversees merchandise planning, inventory management and brand senses. David Leino has been with the company for 22 years and oversees our global real estate activities. Amy Zehrer has been with the company for 21 years and oversees our store operations on a global basis. Diane Chang, who unfortunately couldn't be here today, has been with A&F for 15 years and oversees sourcing. George Nahra has been with the company for nearly seven years in total, rejoining us two years ago and is responsible for strategic planning. Billy May has been with the company for three years and is responsible for DTC and digital and customer marketing. Sanjay Singh joined the company earlier this year and is responsible for strategic planning and capital projects. Craig Brommers also joined A&F earlier this year to oversee our marketing organization, including brand creative, brand content and brand communications. Again, you'll have a chance to hear from many of them over the course of the morning. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

We're very pleased to have this opportunity to go through our long-range strategic plans with you. A great deal of work has gone into this over the past few months. It has been a great process for us as a company to step back and comprehensively assess our business landscape and discuss the choices we need to make going forward. And while the job of strategy is never done, this process has given us a clear view of where we need to head, and we're excited to share that today. We're going to speak to several different strategies today, and a key theme that cuts across many of them comes down to one simple word -- speed. In order to be successful in our next phase, we will have to become a more nimble and agile company. This applies to understanding and evolving with our customer, reading and reacting to trends, testing and implementing new ideas, and cutting costs that our customer does not see or value. Today is primarily about the future, but I want to take a few minutes to go back to our corporate history and talk about some of the game changers that we have experienced as a company. The first of these was being in the vanguard of experience-driven specialty retailing in the '90s. It led to a hugely successful domestic rollout of the A&F brand over a period of ten years and an equally successful rollout of Hollister following that. Our highly differentiated model was extremely compelling and built the enormous equity that we have in our brands today. Along with that came industry-leading profit margins and outstanding returns on investment. But as we pressed ahead with domestic store count, growth count, we over-expanded and returns began to decline. That process was significantly accelerated by a changing competitive landscape and by a major reorientation of the consumer mindset after the financial crisis. Trading up on credit went out of fashion and a more frugal and value-oriented approach became more prevalent. That mindset played well to some of the newer market entrants. It is also clear in retrospect that the customer was changing in other ways. We'll come back to that later in the morning. Beyond all of that, it is clear that technology has disrupted our industry in profound ways, affecting both how our customers spend their money and what they spend it on. Fortunately, in the face of this major dislocation of our US business, beginning around 2008 we had a second game-changer. That was our decision in the middle of the last decade to make an aggressive push internationally. Once again, we were in the vanguard among our US specialty retail peers. Over a short period we built a $1-plus billion international business, generating very strong profits, cash flow, and return on investment. Despite the negative comps we have seen in Europe, no one should be under any illusion that we would have a very different company today if we had not gone down that path. As we look forward, it is clear that speed will be a critical factor across many areas of our business. This has been and will continue to be driven in large part by the impact of technology on the first generation of consumers to have only known a digital and highly connected world. The new need to be faster will certainly include -- reducing the lead times for getting the fashion component of our merchandise to stores; reducing the time from order to delivery in direct to consumer, while likely needing to absorb the costs; increasing the speed with which we test and react to new ideas or concepts, whether in merchandise, third party partnerships or real estate; being faster in how we deploy and react to big data to drive our business and hone our marketing messages; getting more real-time feedback from consumers to which we can react. This list is long. We believe the plans we will discuss today speak to these issues. We've become a big company and we all realize that the essence of our future success will be in being agile and nimble. At the outset of the strategic planning process, we set out a number of core strengths we have as a company and which underpin our strategic outlook. Before we review these strengths, I want to take a moment to remind you of our overall corporate strategic objective, which is to leverage the international appeal of our iconic brands to build a highly profitable, sustainable, global business. This has been and will remain constant, even as we refine our business strategies tied to achieving our long-term financial goals. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Now back to our core strengths. They include, first, having iconic brands with global appeal and a clearly defined aesthetic. Very important statement. This has most recently been affirmed by the exceptionally strong response to the opening of our first Hollister store in Japan in the city of Yokohama. It was one of the best performing Hollister store opening weekends ever. As you can see from these pictures, the response from the customer was tremendous. David will talk more about it. In addition, this has been affirmed by the very strong performance we're seeing in China. This is a picture of our recently opened store at Sanlitun Village, which opened in June. Our three stores in the comp base in China have been comping 40% through third quarter. Of our six total stores, four are easily exceeding our expectations. The other two are meeting our expectations. We're very excited about our prospects in both Japan and China. Second, our high quality merchandise and store environment. Our unique store experience remains a key differentiator for our brands. At the same time, we need to ensure we keep this experience fresh and we'll talk later about some initiatives we have in the pipeline to do that, particularly with regard to our US fleet. Third, a stores organization that executes superbly and consistently across geographies and time zones. I don't know that there is any other company that achieves the same consistency that we do. And much of the credit for that goes to Amy Zehrer and the extremely strong organization that she has built. Fourth, the ability to attract and retain top talent and having a culture that promotes optimism, teamwork and a can-do attitude. Alongside a seasoned and experienced leadership team, we have consistently recruited a high proportion of our college recruits, particularly in our merchandising program, from top tier colleges here in the US and increasingly now in Europe. Let's take a moment to review our most recent college recruitment video. (VIDEO PLAYING) Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO I'm not sure I would qualify. Our ability to attract top caliber college recruits gives us an incredible pipeline of talent across all areas of our business. Fifth, a highly profitable, large and growing DTC business. I'm not sure we always get full credit for what we've done in our direct business. Let me give you a few examples to illustrate the point. In 2012 we had approximately $700 million in sales, up from under $300 million in 2008, significantly larger than nearly everyone in our direct peer set. Our DTC business has industry-leading margins. We have 46 websites, including our mobile sites. We ship to over 120 countries and offer seven currencies, nine languages and 16 payment types. We have global mobile capabilities. This helps ensure that our customers get a consistent mobile experience, regardless of location. We offer localized European fulfillment, a rarity amongst our peer set. This allows us to deliver to our European customers faster than we did have before and improve customer experience overall. Last, but certainly not least, we recently upgraded to a state-of-the-art order management system which will allow us to more quickly and cost effectively process our customers' orders, will give us flexibility to scale the business in the future, and will enable Omnichannel initiatives. We've made significant investments in DTC and they've paid off. We continue to regard the channel as a major opportunity going forward and Billy will speak more about our DTC strategy in a few minutes. Sixth, our established international footprint and infrastructure reflecting the significant investments we have made to date. As you walked in you saw a video montage of our incredible international store openings around the world, which captures the excitement and success our international expansion has generated over the last several years. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Now let's review a few of our key international metrics. In 2012, we had total international sales of approximately $1.4 billion. We now have over 150 stores in 19 countries. Diving into Europe specifically, total sales of over $1 billion. Total four-wall margins remain close to 30%, excluding Gilly Hicks. Our Hollister stores remain highly productive. In fact, on average they're 30% more productive than overall mall productivity. Lastly, our European DTC business has been running plus-30% year-to-date. So, while our international business has not been as strong recently as it has been historically, the business is still very profitable despite a depressed macro environment, particularly in Europe. Finally, all of the above leads us to have a record of strong operating cash flow, even in our leaner years. All of these strengths remain of great importance. But are they enough for us to count on being successful in the next phase of our growth as a company? Absolutely not. Rather, I believe that being successful will require three things. First, having a well-thought-out strategy. We believe we have clarity on the important choices we need to make. Second, taking our operational execution to the next level across all areas of the company. This includes clearly articulating what we are going to do and who is accountable, as well as ongoing tracking and measurement of each of our key initiatives. And third, having the right organization in place to do that. As we've discussed, we have a team that has been together for many years. We have added to that team in the last few years with key hires in areas such as DTC, marketing, procurement, store design, strategic planning and other functions. But we need to continue to review our organization and ensure that our resources are properly aligned with our strategic needs and priorities and we'll do that. I know that there are sometimes questions about whether we are open to making changes to our model to address challenges and threats to our business. As you will hear today, I think the answer to that is clearly yes. But we also need to leverage the core strengths we own as a company, which I described to you earlier. As we move forward with our strategy, we will place a heavy emphasis on a rapid test and react strategy. You will hear us talk about testing a lot today, from enhanced testing strategies around merchandising to marketing tests to the store pilots coming out of the process improvement initiative to real estate tests and other areas. As well as addressing threats and challenges, we are confident that this approach will position us well to pursue the outstanding opportunities we see ahead of us as we execute against our overall strategic initiative. With that, I'm going to hand over to Jonathan. Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Thanks, Mike, and good morning, everyone. I'm going to start this morning by building on Mike's comments and reviewing the financial context of our strategic review. This first chart shows our operating margin history since 2003, excluding one-time charges. As you know, up until the economic crisis in 2008 we were operating at around a 20% operating margin, generally ahead of our peer group. Since 2008, our profitability has eroded significantly and in 2012 our operating margin stood at 8.5% and will end lower this year. At these levels our operating margin is below our peer group average and significantly below our history. Looking at four-wall margins by channel, our DTC business and international stores both continue to generate very strong margins. However, our US stores operated at a four-wall rate of approximately 17% in 2012, significantly down from around 30% in 2007. On a fully loaded basis, this means that our US store margins were at a low single digit level in 2012 and this includes the benefit from our profitable flagship and tourist stores. It is critical to our future success as a company that we have a strong core business in the U.S. . Among other things, the US will remain by far our single largest addressable market for a long time to come. So what has driven this margin erosion in our US stores? The primary reason is a significant decline in productivity since 2007, largely accounted for by an AUR decline of more than 20% in US chain stores as we became promotional after the economic crisis. This AUR decline also drove margins down on a relatively high fixed store cost base. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Of note, the productivity decline relates wholly to the female side of the business. In fact, our male productivity is up modestly relative to 2007. And as you'll see, many of the strategies we'll discuss today will address the female business. In that business, we have lost significant market share here in the US as a new frugality triggered by the economic crisis has driven customers to new, affordable fashion brands and to emerging channels like outlets. These effects have also been amplified by some of the developments about which Mike spoke a moment ago. One consequence of this has clearly been to make the teen apparel space much more promotional. Looking ahead, it is clear that we have to win back and reengage lapsed customers, particularly on the female side of the business. And we need to do this while getting our AURs back up. And I'll come back to that in a moment. Turning to return on invested capital, in the early 2000s up until 2007, we were delivering industry leading returns on the back of strong growth and high operating margins. Consistent with our operating margin history, ROIC declined after 2008 and currently stands significantly below historical levels. Looking forward, we're committed to achieving significant ROIC improvement back towards historic levels, and we believe we can achieve this through a combination of operating margin expansion and disciplined capital allocation. And I'd like to take a few minutes to talk about each of those components, starting with operating margin expansion. We believe our operating margin improvement will come from four factors. First -- recovering productivity in our US stores, especially through recovering AUR. As we discussed a moment ago, this is a mission-critical component of our plan since our success as a company will depend on having a healthy US core. Second, maintaining our high margins as we continue to grow internationally. Our international business operates at robust margins that are accretive to the company, even despite the recent comp sales declines we have seen in Europe, and our Asian Hollister stores now operate at productivity and profitability levels comparable to Europe. We believe we have significant, highly profitable growth ahead of us in Asia. Fourth, increasing DTC penetration. Sorry, third, increasing DTC penetration. As we have mentioned, this business operates at industry-leading margins and we will continue to invest in the business which could potentially dilute the channel margin modestly but we expect this growth to be accretive to overall margins. Fourth, reducing expenses. As you know, we are continuing to work through a comprehensive review of our expense base and we expect this to be an ongoing focus area for us beyond the current initiative. The strategies we are going to discuss today span the following areas -- brand and marketing, DTC, assortment, inventory planning and optimization, sourcing, global real estate, and process and profit improvement. Each of the strategies we will discuss will address one or more of the operating margin drivers we just reviewed, as indicated on this chart. The second part of the equation I referred to earlier is disciplined capital allocation. As you know, our capital allocation philosophy is to allocate available capital to those investments expected to generate the greatest risk-adjusted returns. And in that context, we anticipate the following. First, we expect to hold our capital expenditures at around $200 million annually. Second, in the near-term we will prioritize spend related to DTC, supply chain and IT investments to support future growth. This will mean a somewhat lower new store count in 2014, but the effect of lower capital allocation to new store openings will be offset by excellent progress in reducing CapEx per store. In general, we will only fund capital projects that meet or exceed an internal hurdle rate of 30% return on investment. And last, we will continue to return cash to shareholders in the form of dividends and share buybacks. Over the ten quarters through the end of Q2, we returned close to $800 million to shareholders in the form of dividends and share buybacks. Even in lean years we generate significant amounts of cash, and going forward we see returning free cash flow to shareholders as an important and integral part of our strategy to maximize shareholder return. We anticipate that overall shareholder returns will be enhanced by a significant reduction in share count. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

At this point, I'm going to hand over to Sanjay, to give an overview of our strategic review process and then we'll be ready to get into some detail around each of the strategic areas. After that, I'll wrap up with some closing remarks around our business outlook, after which we will open the floor up to your questions. Thanks. Sanjay Singh - Abercrombie & Fitch Co. - SVP - Finance Thank you, Jonathan, and good morning. Before we get into our strategies and specific action plans, I want to provide a flavor of the range and depth of analysis that has informed this work. We kicked off our long-range strategic plan update this March, a month after I joined the company. The process has taken seven months and covered every area of our business. We started the process with a benchmarking of financial returns for ourselves and our peer group, which included not only our traditional competitors but also the best-in-class US retailers and also global retailers. This exercise gave us clarity on the financial goals we need to set ourselves on total shareholder value, ROIC, operating margin, EPS and comp sales growth. Early on in the process, we also did a SWOT analysis to review our strengths, our weaknesses, our opportunities and our threats, based on an understanding of our historical performance by brand, by channel and by geography. We looked at our current state of business and we got feedback from customers, shareholders and key advisors into this process. When then did a deep dive into each big opportunity, which led to key insights that have ultimately translated into our strategic action plans which we will talk about today. To give you a sense of the magnitude of the work involved in the seven months process, this activity was supported by a team of five dedicated associates and over 100 associates in the company across every single function and business. This work was also supplemented by several external consultants and subject matter experts. This work culminated in a full day review with our board around mid-September. Let me talk a little bit about the six focus areas, we call it the six Cs, that we analyzed and got into. The first aspect was regarding the company performance where we looked at what has changed since 2007 when we were operating at a 20%-plus margin and record productivity levels. We dug into what's working for us as a company, what's not working, and more importantly, why. This analysis has focused us on our opportunities in the US stores, in AUR and expense reduction that Jonathan just referred to. The second bucket of work was in understanding our competitive landscape, which has evolved and changed. Our customer now shops a far broader range of brands and channels, including online pure plays and fast fashion. We looked beyond our traditional competitive set to understand which brands are winning and why. We did a deep dive on fast fashion to understand how they operate fast cycle times and cost efficiencies. We looked at best-in-class pure play e-commerce companies to understand how and where they offer a broad assortment and their profit and investment model. In the third bucket regarding the customer evolution, we will talk more detail in the next session, but as we dug into this analysis based on internal and external research, we were struck by how significantly our customer has evolved and changed and what's truly important for this new generation of customers. We also looked internally to how the profile of our customer has changed over the years. In the fourth bucket we looked at categories and market sizes, specifically into which categories are growing and which categories are not growing. We looked at who are the share leaders by category and who is gaining share and why are they gaining share. This analysis included a review of categories we do not compete in today, but perhaps could. We came out of this analysis with clarity on the categories we will focus in, under-penetrated categories where we have an opportunity to grow, and new categories we would like to get into. The fifth bucket is around channels. In this section we looked at several key channels including our full price malls, outlet channel and the online DTC channel. We stepped back to assess where is the full price model landscape really headed over the next three to five years, where is DTC headed, and what is emerging in the outlet channel. This analysis has informed us on where we need to invest today in DTC and Omnichannel to keep winning in the future. It has also informed us of an outlet strategy where we think we can carve out a selective and highly profitable business. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. 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The last C is, relates to country review and in this section we looked at our country prioritization. It was extremely helpful to reinforce the importance of winning in the US because US is and will remain the largest market for the next decade. This exercise led us to clarity on the countries that we will focus on both from a direct investment point of view and franchising, and a commitment to being more strategically focused and driving scale in the biggest markets. To wrap up, the strategies you will hear today are an outcome of this comprehensive analysis which has provided us clarity on what we need to do and importantly, what we will not do. Going forward our expectation is that we will institutionalize this strategic way of thinking and planning in the way we work, learn and evolve as a company. With that said, we would like now to get into the details of our strategy. Up next is Craig, who will speak to you about our marketing strategies. Craig? Craig Brommers - Abercrombie & Fitch Co. - SVP - Marketing Thanks, Sanjay, and good morning, everyone. Having joined the Abercrombie team about five months ago, I'm excited to share an update on our brand strategies, which includes both the art and the science of marketing. This evolving approach has been informed by intensive customer research conducted as part of the strategic planning process and has unlocked opportunities to reengage with the changing consumer. Now, this notion of a changing consumer is very important. At the early stages of our brands' lifecycles, we targeted Gen X consumers, who embraced exclusivity, standardization, brand loyalty and the use of but not reliance of technology. And as the Gen X consumer aged out of our target they were replaced by Gen Y or Millennials. The largest demographic cohort in the history of the world is dramatically different than Gen X. They embrace inclusivity and diversity, are budget conscious, have relatively low brand loyalty, seek customization, and assume the use of technology. They're increasingly mobile and increasingly using technology to voice their opinions and influence others. And while it's too early to make definitive statements on so-called Generation Z or kids in their early teens, we know that these digital natives are focused on their unique personal brand as they seek to stand out in an increasingly global and competitive world. So with these significant changes as backdrops, we're complementing our best-in-class lifestyle marketing efforts with a data driven approach to develop customer engagement strategies. From a lifestyle perspective we're currently working through opportunities to better communicate the modern brand positioning for A&F and Hollister to maximize our relevancy to this new generation. This includes extensive work on how our brands are expressed both visually and verbally on rapidly evolving mediums. In other words, we want to make sure that our brand headlining is consistent from the art of Bruce Weber photography to social platforms such as Instagram and WEBO to our own branded apps which have already been downloaded by one million fans. And while we remain obsessive about our brand aesthetic, we're going to be increasingly obsessive about our customer, and therefore, data becomes increasingly important. We're evolving our marketing organization to capture and action data in a meaningful way. In fact, we'll be leveraging third party market data resources such as NPD and Euromonitor to help us better understand the markets we compete in, using new tools to gauge customer reaction to marketing through tests, both in store and online, and we'll be fielding primary customer research, both quantitative and qualitative, to better understand our targets. Let me talk a little bit more about our impressive customer research efforts. The 2013 study is broadly defined in two stages, quantitative and qualitative. The first phase of this study involved a deep and comprehensive quantitative study conducted in eight markets, including the US, UK, Germany, China and Japan. A large sample size of over 20,000 consumers have allowed us to analyze the data with confidence. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

We included several brands in our research, including competitive brands, that we refined by country to reflect local market dynamics. Some of the key measurement areas of the survey included classic marketing funnel analysis, such as awareness, consideration, use and loyalty; brand perceptions, both at the master brand level and the product level; key tangible and intangible drivers of consideration and use; sentiment and memorability of various touch points, in-store, web and mobile; shopping behaviors, including spending on apparel. And this research helped form a baseline understanding of what is most important to our target customers, which the qualitative research will build on. The qualitative research will use an innovative interface to engage with our target customer in a way that is very natural to them. This will maximize both the quality and quantity of responses. This study will span beyond general brand and marketing questions, will deep dive into areas having impact on our assortment and store experience, for example fashion, price value, store experience, fit and sizing, and also brand personalities. We'll be fielding this research in the next few weeks and we'll have results in January. Lastly, we don't view this approach to customer engagement as a one-time event. We'll stay connected to our customer on an ongoing basis through continued brand health surveys, qualitative research such as closet raids, and generally ensuring we stay abreast of key customer-related trends. And as we continue to learn more about this changing consumer, we'll implement new approaches quickly but methodically through a test and react approach. Let's pivot to a natural strength for our brand, content. Informed by the legendary success of the iconic A&F Quarterly, we'll rediscover our heritage of continuous and compelling content but now in an increasingly digital world where consumers are seeking increased interaction or even ownership of the brands they follow. Our journey starts now, with marketing tests to be conducted during the critical Christmas period. Results of these tests, including customer engagement and response, will help inform additional marketing efforts during the spring season. Simultaneously we are embracing the shift to video and user-generated content with a particular focus on females. Then the full impact of the branding and consumer research efforts I've outlined will be realized with new national brand campaigns for both A&F and Hollister, which will be ready mid-2014, roughly in our back to school season. Another example of how we'll engage with customers is new and engaging storefronts. David will speak more about this a bit later. But we believe that while digital is becoming a more important channel, stores will continue to be the key channel by which our target customer will engage with our brands. To that end, we'll be testing this new and very exciting Hollister storefront in early 2014. Some of the key features of the storefront include a more engaging and open access to the store and assortment by using glass, an interpretation of the video walls that our international customers have reacted extremely well to. More selling square footage is to extend right up to the lease line. And while not directly tied to customer engagement, the storefront is actually more capital efficient than our international video storefronts and even our current Hollister porch storefronts. We're also working to improve engagement in share of wallet amongst our existing customers by leveraging a growing CRM database. Billy May and his team have done some great work building our CRM capabilities over the last several months. A few key highlights include a CRM database that now stands at 25 million customers. That's up from four million in 2010 and continues to grow. We've consolidated more than 80 data points to enable one single cross-channel view of our customer. We have five million club members. Importantly, club members are on average six times more valuable than non-members, and the top ten% of the club members are purchasing from us eight times a year. We currently capture about 20% of our transactions and we're looking to improve that in the future. That leads us to our CRM priorities, which include improving that ID rate to more than 50% of all transactions; re-launching our club programs to include a new rewards program; improving our marketing relevance through segmentation and personalization; and improving the store experience by using mobile to connect the digital with the physician in a more meaningful way. As you can see, there's been lots of progress. There's lots of work that remains. And there are some exciting new customer strategies and tactics to come. One of my key partners in the first few months has been Billy May, who will now take us through the developments of our fast-growing DTC business. 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Billy May - Abercrombie & Fitch Co. - Group VP, eCommerce, Digital & CRM Thanks, Craig. As Mike mentioned, we're very pleased with what we've been able to accomplish in our direct to consumer business over the last few years and we see tremendous opportunity to grow even further. We're confident that the strategies we've developed will enable us to continue growing profitably. The first of these key strategies is around enhancing and upgrading our digital experience. This opportunity is principally around re-launching our flagship marketing assets, our websites, and we'll be in partnership with many of the people you see in this room, as well as key stakeholders from throughout the organization. In particular, we will elevate our sites to better reflect the distinctive experiences that our stores deliver. As Mike mentioned, our stores provide a differentiated experience unrivaled in retail. And digital provides a different, albeit complementary, opportunity. The team's goal is to identify and bring the relevant brand senses to life online in order to create desire, engage our consumer and enhance our premium positioning. To do so, we'll develop rich, immersive experiences by combining editorial and user generated content with context-aware emerging technologies, in particular mobile. In today's dynamic marketplace, content is king and for our customer digital is where it's consumed, from photos to reviews to video. Beginning this Christmas we'll begin to integrate this user-generated content into our site experience, creating a more social, interactive and engaging experience, something we've tested throughout the year with very strong results. This is an example of our go-forward strategy where we integrate customer and socially curated content into the broader shopping experience, and we're very excited about the direction and where this can take us as a brand. We'll also focus on improving functionality. This includes product discovery, search, navigational tools and onsite filtering. One of the advantages of having a single integrated view of the customer is the ability to tailor the digital experience to the individual, incorporating both online and offline data. We've made significant progress in CRM and seek to better operationalize that data through relevant, personalized experiences online. Accordingly, we plan to relaunch our Hollister site in fall, 2014, with A&F to follow thereafter. Our second strategy is to increase and improve our online assortment. We believe that assortment breadth is a key factor driving online channel growth. Assortment breadth itself is driven by four key factors -- breadth of brands, breadth of price points, breadth of styles, and breadth of sizes. Our strategy addresses all of these key elements and our plan is to increase choice through web-exclusive SKU counts significantly by 2015. Leslee will discuss this in more detail in a few moments. We will accomplish this by having a relevant, customer-informed point of view and being merchants, identifying trends, testing products, and going after the winners. Accordingly, we'll pursue product breadth via a variety of channels, including our own existing sourcing channels, vendors through their own designed SKUs, and third parties to supplement and complement our assortment. A prime example is our third party collaboration with Keds, which we launched during the back to school timeframe. Based upon all measures, the collaboration was very successful. We had an 80% full-price sell through in three weeks and have reordered multiple times. Demand isn't restricted to the US either. Fully one-third of sales are international, further proving a global appetite for our particular merchandising aesthetic. You'll see more DTC exclusive styles, both own label and third party later this year, with more concerted pushes in spring and back to school 2014. Our third strategy is around achieving service excellence. One of the key conclusions coming out of our internal landscape analysis is that the new normal for e-commerce shipping times is compressing and will quickly become two to three days, or even less in some instances. This is in part being driven by competitors like Amazon and Asos, two of the key players we believe driving customer expectations with regards to speed and service. We believe our direct competitive set is moving in this direction as well. And within the next 24 months, we will drive towards a two day transit time for domestic orders specifically via distribution center expansion and increased fulfillment capabilities; leverage our new order management 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. 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system to provide variable service levels based upon customer value; and improve customer support through upgraded local language capabilities across all markets in which we compete. Our fourth strategy is to build on strong international capabilities. There are several key elements to this strategy which we believe will increase international sales penetration from 25% of total in 2012 to 50% of total DTC sales in 2017. The iconic nature of our brands creates demand the world over. And to meet that demand, we already ship to more than 120 countries, which Mike referenced earlier, and have localized experiences in multiple markets. However, we see additional opportunities, and this map shows some of the key markets in which we're investing -- localized experiences, including language, payments and currency in markets where we already have brick and mortar stores, including China, Japan, South Korea and in time, Australia. We'll also invest in experiences for Russia and Brazil where we're seeing outsized gains online. Included in these experiences are sophisticated mobile capabilities given the importance it plays in the lives of our customers. Finally, we will enhance fulfillment and support capabilities to better meet customer expectations while gaining value insight as well. In addition, we'll invest in translation, payment and currency capabilities for other countries above and beyond these. Our fifth strategy is around delivering a seamless experience to our customers, Omnichannel. It's our belief that customers do business with brands, not channels. And in today's markets, customers are demanding a seamless shopping experience across stores and online, desktop and mobile. While the market has seen a proliferation of Omnichannel related initiatives, we evaluated the market and made the decision to invest in two foundational capabilities -- CRM and order management. We did so for two reasons. First, it's our belief that an integrated single view of the customer is a critical step to delivering relevant personalized experiences. And second, a robust order management service provides the intelligence to seamlessly connect our customers, our stores, and our e-commerce capabilities. As Mike mentioned, we're quite pleased with the results thus far and believe they are the right investments and requirements for future growth. While there are many flavors of Omnichannel, our research and analysis led us to land on order from store and ship from store as being the most critical and relevant from a customer's perspective, but also taking into account economics, operational execution and ease of implementation. We will begin testing order-in-store this month with a ship-from-store test in design phase. Pending results of these tests we hope to rollout functionality to our broader fleet next fall. Outside of these two tests, we already offer seamless experience programs including our recently launched find-in-store capability, return online orders to store, and mobile scan and buy and the Hollister app for which we recently crossed the one million download mark. We want to invest not just where customers are today but where we believe they're going to be in the future and we believe we're moving in the right direction with Omnichannel. This rounds up our direct to consumer and digital strategies portion. I'll turn it back to Brian, who will speak to the go forward agenda. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller Before we get into the rest of the strategies, we thought we would give everyone a quick five minute break. If we can reassemble after about a five minute break and we'll come back. Thank you. (BREAK) 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

P R E S E N T A T I O N Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller All right, thank you, I think we're going to get started again, but before we get into the other strategies, we understand that the webcast may have been down for a period of time and that some of the listeners on the webcast may have missed a few of Mike's comments. To recap, the main theme that Mike is talking about was speed and making sure that we were an agile and nimble company go forward, and that speed underlines all of the strategies that we're talking about today. The full video and audio will be available on replay and we will have the archive -- excuse me, we'll have the transcript available as soon as possible as well, for those that are on the webcast. We do apologize. So with that, if we could start again with our strategic initiative and we'll move on to Leslee. Leslee Herro - Abercrombie & Fitch Co. - EVP - Planning & Allocation Thanks Brian. Good morning, welcome back. To extent that these areas are highly interrelated, we thought that we might discuss them as one group -- assortment, sourcing and inventory optimization. Before we get into the details, we wanted to quickly touch on this chart, which summarizes the different initiatives and also shows the key metrics and business outcomes we believe each will drive. We receive great insight from the consultants we are working with on the process improvement initiatives, particularly with benchmarking, which helps us and form this chart. We'll come back to this in a few minutes, but the points we want to communicate are, we have several initiatives across our assortment, sourcing and inventory planning areas. We believe these initiatives will drive a varying combination of higher market share, higher AUR, lower AUC, lower redline unit mix, improved speed to market and reduced store operating expenses. As Mike referred to earlier, one of the key themes you'll hear throughout our assortment, sourcing and inventory planning initiatives, is around testing. We strongly believe in a notion of rapidly testing and reacting, particularly given many of our initiatives are new and unproven. Having said all that, we're very excited about the initiatives we've developed and how they will impact the business go forward. As others have alluded to, we believe we have significant opportunities to win back share in our core categories, but also expand into adjacent categories to further improve our brand relevance and increase our share of customer wallet. Our single biggest classification opportunity is with female tops and so most of these strategies will address this, although those strategies extend to other key classifications. Our first key assortment strategy is around increasing the speed and accuracy of which we assort our lines. We recognize that our businesses have been and will continue to be disrupted by both fast fashion, H&M, Forever 21, and pure play eCom competitors like [ShopOp] and ASO. In particularly, H&M and Forever 21 are share leaders in many of our key same female top categories. They have been growing the fastest over the last three years and we don't expect this trend to change in the near future. Many of our strategies, including those around speed and accuracy, were developed with these realities in mind. In addition, many of these strategies are particularly focused on female tops, where we believe we have significant opportunities. Execute against our more robust test and react calendars. Calendars for core and core fashion product will allow us to get test reads on nearly all products before committing to bulk production. Testing calendars specifically designed for fashion products will allow us to test and react to products much more quickly, from time of conception, to in-store. These calendars will not only help us be faster, but they will also allow us to be more right, driving AUR and sell-through higher. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Leverage fabric platforming to drive cost and speed advantages. We're in the process of consolidating the number of fabrics to use across brands and categories, which is effectively the first step in enabling fabric platforming. We are also designing a test in one of our key categories to better understand how we would execute this at a tactical level before jumping in. We expect to read good results of the tests in Fall of 2014. As many of you know, fabric platforming, or platforming fabrics does not always allow us to react -- allows us to react more quickly, but also drives AUC down, thus, greater production scale -- through greater production scale. Strategically supplement assortment and vendor design private label products. We are working with some vendors on a small scale test to ensure the optimization of this process. We expect to roll this out in some of our key female categories on DTC for back-to-school 2014. We believe this tactic will help us react more quickly to key trends and will improve AUR through a more trend-appropriate assortment. Our second key assortment strategy is around increasing fashion relevance across the entire assortment. Three points on this. First, better differentiate existing styles from one another. As we will discuss in a bit, this opportunity is a must-do as we reduce our in-store SKU count. We must ensure that each style we deliver is clearly differentiated from what is on the floor at the same time and what we recently had on the floor. This is ongoing with a clear focus for back-to-school of 2014. Second, increase our fashion relevance across our assortment. There are several aspects to this, which include testing, as I had discussed, to get more fashion into our stores faster and to ensure we are delivering proven winners and staying more connected to our customers, as Craig had mentioned. Third and fourth, we'll evolve our logo business to make it more relevant to today's customer. We cannot walk away from the logo business, but we also understand that today's customer is not as interested in displaying brands as they have been in the past. So we'll be updating our logo strategy and we believe this is critical. This should include finding the right balance of logo products, minimally marketed and non-marketed styles. Our third key assortment strategy is around increasing DTC's SKU breadth. Two key points on this. One is around adding incremental styles and the second around expanding our offerings within the styles. First, this would include items across core, core fashion and fashion and spans all categories and genders. While we offer many DTC exclusive styles today, we will begin to see this increased in a more meaningful way in spring and continue to increase the next several years, as Billy has discussed. The second point is that we believe we have clear opportunities to expland our offering to appeal to more of our customer -- our target customers. Many of these are being tested now, as well as summer '14 and back-to-school '14, with some bulk deliveries starting later this year and continuing through fall of 2014. Many of the tests will be online, with opportunities to expand to stores, depending on the performance of the test. Our fourth key assortment strategy is around strategically pursuing adjacent categories. As Billy mentioned, our first foray was Hollister test DTC exclusive collaboration, which as he had mentioned, performed very well. We are considering several more collaborations and many with which we'll be DTC exclusive, third-party collaborations and principally in store -- and principally in shoes and other accessory categories. We believe these collaborations position our brands with other best-in-class brands that are relevant to our customer and should help drive traffic and share of wallet. Our next area is sourcing. Within sourcing our strategy is focused on building strategic sourcing alliances. One of our key findings from our landscape review, and a clear opportunity for us, is around building more strategic alliances with our most important sourcing vendors. We reached these conclusions not only through a deep scan of the market, but also through surveying our vendor partners directly. This more strategic mindset has several potential benefits, ranging from faster response times, to better AUCs and even a reduction in work at the home office. Strategically supplement assortment with vendor-designed products -- we've already mentioned -- leverage fabric platforming to drive cost and speed advantages -- which we've mentioned -- and reserve factory capacity in advance. In addition to platforming and leveraging vendor-designed product, reserving factory capacity in advance, which complements platforming, will allow us to react more quickly and lock in more favorable costs. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Our next area is inventory planning and optimization. Our last key strategy involves more efficiently planning and managing our inventory. We believe we have opportunities to improve our margin. We have several initiatives in place to do just that. One, more strategically planned SKU counts. Starting with our back-to-school 2014 planning process, we are taking a longer-term view of assortment planning, looking across several seasons at once, rather than taking a more seasonal-centric view. This new view should allow us to more appropriately plan the number of styles that we have on the floor at any one time, as well as the cadence of when we flow these styles into the store. The result of this should be a reduced in-store SKU count, but we believe we are doing this in a way that will be invisible to the customer. This reduction in SKU should result in higher AURs, better full-price sell-through, better margins and will even reduce store operating costs. Note that we have started to reduce our SKU counts with our Christmas 2013 and spring 2014 assortments. Reduce our floor sets and floor set updates. We will reduce the number of floor sets and floor set updates in 2014 and we continue to evaluate opportunities to further reduce these counts. These reductions have been informed in part by benchmarking analysis done in conjunction with our process improvement initiative. We are also evaluating ways to optimize each floor set. Brian will discuss this in more detail in the context of our process improvement initiative pilots. The floor set count is, in part, driven by SKU count, which is coming down in stores as we've discussed. Reducing the number of floor sets has clear positive implications for store payroll. Improve our inventory visibility and accuracy. While we believe we are at or above industry standard for inventory accuracy, we are implementing tactics to further improve on this key metric. This includes testing RFID and adjusting the frequency and cadence with which we conduct our in-store cycle counts. Inventory accuracy is a key enabler of Omnichannel discussed earlier and also has implication on other metrics, such as AUR, margin and sell-through. We believe it is critical that we continue to improve on this key metric. Evolve our presentation standards and markdown strategies. Our allocation strategy has historically been focused on maintaining high in-store presentation standards. We are evolving our strategy twofold, both reducing those presentation standards, as well as allowing more stores to sell down on items prior to marking them down. This will allow us to improve regular price sell-through and margins. Increase inventory turns. While more of an outcome of these strategies versus a strategy in and of itself, we believe increasing turns is a critical efficiency measure and we'll be tracking it closely going forward. Looking across all of our initiatives, we can see how we expect each of these to impact various metrics, from market share to AUR, to AUC, redline mix, speed to market and even operating expenses. While it is difficult to precisely estimate the impact of any initiative on any one metric, we believe we've identified in aggregate the right set of things to drive meaningful improvements across these measures. This rounds out the assortment, sourcing and inventory planning set of strategies. Now I'll turn it over to David who will walk through the global real estate strategy. David Leino - Abercrombie & Fitch Co. - SVP - Global Real Estate Thank you, Leslee, and good morning everyone. I'm excited to talk to you today about our domestic and international real estate strategies. Our domestic strategy is squarely focused on driving productivity. As Mike mentioned earlier in his opening comments, the world has changed, leading to lower productivity and profitability. The plan that we will discuss today will help us return to a historical level of productivity and profitability. Our international strategy is focused on prioritized, profitable expansion of our brand. While Europe is largely built out, our focus over the next several years will be China and Japan, which Mike mentioned earlier, are both off to promising starts. Turning first to our domestic strategy, the two keys for us are optimizing productivity and refreshing and energizing our store formats. Let's talk to first, optimizing our store productivity, closing under-performing stores at lease expiration. Since 2009, we have reduced our domestic store count by over 170 stores, closing approximately 40 to 50 per year. We will expect to continue at this pace of store closusers for the next few years. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. 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The rationale for this is very obvious. The continued shift to customer spending online will make this necessary, especially in under-performing malls. Our performance is sharply better in top-tier malls. Mall performance between top-tier malls and lower-tier malls is increasingly segregating, the top-tier malls increase in traffic and productivity through renovations and expansion, and the expense to the lower-tier malls where our closures will predominately happen. Selectively opening full-price stores. We plan on opening stores in existing highly productive malls where we do not have stores today, and stores, a few stores and centers that we expect that will be built over the next few years. At this point, we believe there are as many as 40 new stores we could open over the next couple years. We expect the new stores to be significantly more capital efficient -- a point I'll come back to in a moment -- in part because all of these new stores will likely be built out using our new smaller prototype, store prototype. Then, increasing our outlet penetration, we expect that outlet centers will continue to grow over the next several years before reaching saturation. We have plans to increase our penetration in outlet centers, especially in the top outlet centers. Our plans also include made-for-outlet merchandise, that addresses a need to the customer that shops this channel. While we expect this channel to continue to be profitable prior to undergoing large-scale investments, outlet stores, made-for-outlet products, we will be testing the concept later this year and into the next quarter. And this is very important, testing this, for us. Let's talk about reenergizing the Hollister store front. As Craig alluded earlier, we are excited about this new store front. Traffic -- we think it will help drive customer excitement, traffic and conversion as she walks by and sees all those amazing female tops. We will test these stores in early 2014. Upon success, we will deploy as appropriate. The Hollister store front incorporates a high impact of our video store fronts, which we have internationally, at a significant reduced CapEx, while maximizing selling store footage. Significantly lower CapEx also driven by reductions that are not visible to the customer, and a higher selling ratio of selling square feet of the total square feet, enabling smaller stockrooms and non-selling spaces. Now, turning to the international real estate strategy, the key for us are around prioritizing Asia, completing our European rollouts and our expansion via franchise in select markets. As we expand beyond Europe, we see evidence of a very strong brand appeal in other regions, including Asia, the Middle East, Latin America, Eastern Europe and beyond. We have significant runway for profitable growth internationally. Our analysis points to significant market share opportunity, international, in markets -- our market share internationally is approximately one-third of the US share. Even in Europe, which Mike discussed, where we have over a billion dollar -- $1 billion-plus business, our share is roughly half of the US. In fast-growth markets like Asia, the opportunity is huge. We believe Asia could be our next $1 billion business, and a highly profitable one at that. Our strategies to exploit these international potentials are -- focus on Asia, specifically China and Japan. Japan is the second biggest apparel market in the world and China's income growth, urbanization present a significant opportunity for us. We have broad store rollouts over the next several years, including flagships and mall-based for both A&F stores and Hollister stores. Focus on sustaining market efforts, especially in Japan and China, as we mentioned, expanding our DTC business, localizing our fulfillment, localizing -- or locally-based marketing and marketing intelligent teams. In Europe, we have modest full-priced growth. Leveraging franchising will help us expand in complex markets where franchising can be faster and lower risk for us to expand, or smaller markets where the cost of direct entry is way too high. Let me go back to Asia for a minute and talk about the expansion. In China, we expect by the end of 2013 we will have seven stores. You'll recognize the picture of Mike's slide earlier. This is Beijing in Sanlitun. It opened strongly in June and continues to perform well with four-wall margins in line with our 40% threshold. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

In 2014, we will be adding four to six other stores, including our A&F flagship in Shanghai in April, a critical step we believe in building brand awareness and aspiration in this important country. Our first international mall-based A&F chain store will be in Chengdu. This store, expected to open in July, is our new mall-based format for A&F stores, we expect to rollout internationally. These stores are significantly lower in CapEx than our average A&F international store and even with very conservative volumes, we expect to be well ahead of our four-wall margin targets. Long term we see potential of over 100 full price stores for both brands across 25 top-tier cities, up to seven stores in six cities by the end of 2013. Our second focal country in Asia is Japan. Here's a picture which always excites me when I see it, of our opening in Lolaport, Yokohama. Since opening in September, this store is tracking to close to three times our original projections. We have another store opening planned for next month, Christmastime in Lolaport (inaudible). In 2014 we expect to add an additional three to five stores with conservative volumes. We continue to gain traction. There's obviously significant upside in Japan, although it is too early to quantify what that size would be. The third element of our expansion is around franchising opportunities. We considered several franchising opportunities with near-term focus being on Mexico, Russia and Brazil. The next markets could result in profitable expansion opportunities via franchising will be the Middle East, Saudi Arabia, Qatar, and Kuwait. This wraps up the global real estate strategy and now I'll turn it over to Brian. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller Thanks, David. As you know, our profit improvement initiative was originally divided into five workstreams. Those were non-merchandized expense, supply chain, marketing, store operations, and home office. Across those work streams, we have said that we expect to achieve annualized savings in excess of $100 million with most of the savings being recognized through expense and a small element flowing through gross margin. We are currently working towards implementation and are nearing completion of the first wave of projects within these workstreams which gives us further confidence that we should generate annualized savings at least in line with our diagnostic estimates. We expect that the remaining projects including those in the second wave will take another six months or so to implement. While we expect to begin realizing savings in fiscal '13, our goal would be to realize net incremental savings of $100 million beyond what is realized this year. We have also recently launched a new diagnostic aimed at identifying process and profit improvement opportunities within a new store construction and delivery model, which we believe will yield capital expenditure and expense savings. We would expect that savings realized will be used to partially fund capital expenditures tied to our strategic review and to help us achieve our goal of holding capital expenditure at around $200 million over the next few years. Many of you have also expressed interest in the store pilot studies that are underway and that will continue over the next few months which will give us further insight into whether there is additional opportunity beyond the $100 million. The pilot studies are being conducted in a handful of Hollister stores across the US. Like many of our work streams, the processes being tested in the pilot studies are cross-functional in nature, a significant component of which is tied to product assortment and inventory planning strategies that were discussed earlier. One of the pilot studies is focused on presentation standards which have evolved over time. Within the pilot study we will be relaxing certain standards to determine if we can reduce expense without adversely impacting sales volume. Examples include customizing standards based on local requirements, modifying merchandizing presentation, stack height, and folding requirements, reducing minimum associate and manager coverage and reducing the number of forms and frequency of updates. 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

The second pilot is focused on what we refer to as perfect assortment. Within this pilot our goal is to determine the optimal product assortment both in terms of breadth and depth, frequency of floor sets and updates, and frequency of product repositioning. By reducing overall movement of merchandise within the store, we're trying to reduce expense, again, without adversely impacting sales volume. Since we don't expect these pilot studies to be completed until close to year-end, our next substantive update will likely be in February. For any incremental savings we identify beyond the $100 million, we would expect to reinvest a portion into funding marketing efforts tied to our strategic plan subject to meeting return on investment hurdles of course. Our ultimate goal beyond the initial thrust of this project is to institute processes that will allow for continuous process improvement and cost management on an ongoing basis. Overall, we continue to be pleased with the progress we are making and we look forward to sharing more with you at our year-end earnings call. Now, I'll turn it back to Jonathan for a few comments on our business objectives. Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Thanks Brian. So now that we've been through our key strategies over the next several years, we want to come back to how they relate to our financial goals. Clearly, the current environment is difficult and since we have limited or really no visibility as to when that's going to abate, that's reflected in our goals for the next 12 to 18 months which are firstly to stabilize comp store sales; secondly, to implement process changes and cost reductions; third, as we discussed earlier to disproportionately direct CapEx towards DTC, IT, and supply chain investments that will support the future growth we've discussed; and fourth, to ensure we are clearly and properly organized to deliver against our goals. And last, as part of that to ensure we have clear measurement and accountability related to our strategic plan initiatives. Beyond that in the medium to long-term we believe the strategies we have laid out today can be effective in driving the following outcomes relative to the operating margin drivers we discussed earlier. First, mid-single-digit comp sales and AUR growth in our US stores; second, continued profitable international growth resulting in international penetration increasing to around 50% of our total business at a 30% four-wall margin; third, achieving DTC penetration of 25% of total sales while maintaining very strong fully loaded margins; and fourth, achieving further expense reductions beyond the $100 million that we have spoken of to date. And with regard to each of these objectives, we see the opportunity to improve operating margin in the following ranges over the next few years. We believe US store productivity and AUR could deliver 300 to 500 basis points of operating margin improvement. We think profitable international growth could deliver 200 to 300 basis points of margin improvement, increasing DTC penetration could deliver 100 to 200 basis points of overall margin improvement. Finally, the already identified cost savings will deliver 250 basis points of improvement and we see potential beyond that which we will quantify as Brian just discussed over the next couple of quarters. We believe this operating margin expansion coupled with disciplined capital allocation, in particular returning free cash flow to shareholders, will allow us to achieve significant improvement in ROIC back towards historical levels. As Mike said at the beginning of the session, our strategic objective remains to leverage the international appeal of our iconic brands to build a highly profitable sustainable global business. We believe the strategies we have outlined today supported by strong execution can enable us to fulfill that objective over the next few years. Thank you for attending today to hear what we have had to say. We're going to take a short break of 10 minutes and then we'll use the remaining time for Q&A. Thank you. (BREAK) 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Q U E S T I O N S A N D A N S W E R S Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller Welcome back. It looks like we're ready to begin the Q&A session. As a reminder, we will take questions for as long as time permits. We ask you to please limit yourself to one question so that we may speak to as many of you as possible. If you have a question, if you could raise your hand and we'll bring a mic over to you, and before asking your question if you could please introduce yourself that would be great. So, let's get started. We'll start with Kimberly in the front. Kimberly Greenberger - Morgan Stanley - Analyst Thanks, Kimberly Greenberger, Morgan Stanley. Early in the presentation, Brian, when you were talking about the strategic overview, you talked about the need to address threats and challenges and I'm wondering if you could just share with us what management's view is on what the threats and challenges are, I'm sorry, Mike, Jonathan, anyone in the management team. Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO I think as you look at the four things we laid out as being the key operating margin drivers, we've got good momentum currently on three of those which is our DTC business is growing very fast so we feel we're heading in the right direction on that. We think we have good runway internationally, we've come a long way. We think we have good momentum on that. The expense process is going well and we think we've got good momentum there. So I think the most challenging of the four levers we talked about is the US chains business, turning that around to positive comps and positive AUR since that's not where we've been for the past few quarters. So, I think that is the biggest challenge in terms of achieving our overall goals. Kimberly Greenberger - Morgan Stanley - Analyst (inaudible) Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Well, the threat, it would be that we're unable to do that because the dynamic in the marketplace remains difficult all the strategies we've laid out prove to be ineffective in turning around those AURs and productivity. Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO All right. Thanks Jon. I think we have another question from Janet. Janet Kloppenburg - JJK Research - Analyst Janet Kloppenburg, JJK Research. Jonathan, I was wondering if you could articulate the cost savings for fiscal 2014. Will the $100 million cost reduction be effected in 2014 entirely and does that include the $30 billion loss -- the elimination of the $30 million loss in Gilly Hicks. Thanks. 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO So first on the last one Janet, it doesn't include the $30 million loss from Gilly, that's completely separate from the, that would be incremental, yes. So we do expect to realize some savings in the fourth quarter. We realized a little bit in the third quarter, but what we're saying is that there is an incremental $100 million beyond anything we'll recognize in 2013, most of which we're going to recognize in 2014. Janet Kloppenburg - JJK Research - Analyst So the $100 million, so for the first two quarters of 2014 then it will be more -- Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO So whatever you think we're going to end up for 2013, if we hit our guidance for this year, if we are in the middle of that zone, there is an incremental $100 million of savings coming beyond that, most of which will come in 2014 and then there's the Gilly benefit above and beyond that too, if you want to start with our 2013 EPS and then add those two components back, and then we obviously are hopeful that there's going to be more cost savings coming out of the pilot studies. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller All right, thanks Jonathan. Question from Tom. Tom Filandro - Susquehanna - Analyst Tom Filandro, Susquehanna. Can you guys help us better understand how quickly you can transition to the higher speed model? I was wondering, are your vendors currently aligned to that model and what has to happen internally for you guys to get to where you want to be in terms of speed? Leslee Herro - Abercrombie & Fitch Co. - EVP - Planning & Allocation I think a lot of that relates to our calendar and we are prepared. We did -- which I had mentioned the sourcing arena -- we did the evaluations and the surveys with our vendors and they're prepared to work with us to accomplish the testing calendars that we have in place. We have two testing calendars, one for corporate for fashion and one for fashion. The fashion calendar has a much shorter lead time to be able to allow us from time of conception to in-store to be very short in comparison to the core and the core fashion. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller All right thank you. Adrienne. Adrienne Tennant - Janney Capital - Analyst Adrienne Tennant, Janney Capital. My question's for you. It seems like price deflation in the teen sector is sort of here to stay. I was wondering if you could comment on that, and then how do you wean the customer off of the promotions, particularly at the Abercrombie brand such that you get the full price selling that Abercrombie I believe deserves as a premium brand in the United States, and then a corollary to that is Jonathan, what's the right footprint into supply/demand thing, so what's the right footprint for each of the brands and the size of the store? Would you consider making the store sizes smaller? Thank you. 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO The first part of the question I would go to Leslee because I think that's what she was addressing in terms of raising AUR. Leslee Herro - Abercrombie & Fitch Co. - EVP - Planning & Allocation The AUR increase comes from a few things. One is from reduced redline mix because with our testing calendar and understanding getting the fashion relevance in, we should have more regular price sell through, that's for less redline which will increase our AUR as well as slowly coming off of some of the promotions. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO I think a very big part of our AUR problem has been that we've been competing with ourselves with having inventory that's too much like what is regular price as reduced. So reducing the SKU count and looking for differentiated assortment should help us very much there. Adrienne, on the other part of your question, I think it was partly about the overall size of the footprint in terms of number of stores and then the size of the stores themselves, is that right? So on the first part of it, as David spoke to in his section, we do anticipate continued closures in the US stores. There will probably be more Hollister closures going forward than there have been to this point. We haven't given a specific endpoint to that but we do anticipate that those closures will continue. And then in terms of the size of the stores, the new stores we'll be opening will be a smaller footprint than our existing stores. So the 40 or so potential new stores in the US that David spoke to would be a smaller gross square footage and also a higher proportion of selling square footage to gross. Unidentified Participant (inaudible) Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO We do, but we're not -- Unidentified Participant (inaudible) Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller All right thanks Jonathan. Let's move to the other side of the room, John Morris? John Morris - BMO Capital Markets - Analyst Probably question a little bit for Jonathan and also Mike. You know, thinking about what we're seeing from the directional numbers that were released between third quarter into fourth quarter as it relates to inventory and the pressure on gross margin or inferred pressure. I think we all kind of come away looking at the third quarter saying, okay, things coming in at the higher end of the plan, obviously some of that's cost savings. 21 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

But it's the fourth quarter where it seems like inventory's going back up quite a bit, you're going to get more aggressive with markdowns and so maybe clarification on what the delta is in terms of why the step down and the step back again in Q4 and then think about how that's going to apply to spring. Are we just kind of going back and forth. Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Let me make a few comments on that John, just to clarify it from a model and a guidance step standpoint. We are working very hard to end the year with the appropriate levels of full carry over inventory. We were way under in recruit for spring received last year in inventory in transit was very low. So one of our main objectives is to come into 2014 without a hangover that's going to then last for a couple of quarters into 2014. So we're focused on what we think we need to do to achieve that outcome. Relative to August, the sales trend has obviously been weaker than we were projecting at that point in time so that's accounted for some buildup of inventory. We were working hard at that time because how quickly things have changed to take out some receipts and we were successful in doing that to some degree, but probably not as much as we would have liked. We're going to give more color on all of this as we get to the earnings call in a couple of weeks' time, but part of what we're guiding to for the fourth quarter reflects what we believe we're going to have to do with AURs to exit where we want to from an inventory standpoint, but also in recognition of the fact that everybody else is probably got more inventory than they want too, so it's going to be a tough environment. As we look to 2014, you shouldn't -- take what we're saying about Q4 and extrapolate that out to 2014 from a margin standpoint. But we'll give more color on that which will hopefully square the circle in the earnings call in a couple of weeks. Unidentified Participant Should not. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Should not, no. So the fourth quarter should not, in terms of margin erosion should not be representative of what we're anticipating for '14. Unidentified Participant (inaudible) Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO Okay, but does everybody understand that, we have too much inventory right now. We're going to be liquidating inventory for fourth quarter and you've got to take that out of the margin equation for spring. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO And we'll give more color on the earnings call in a couple of weeks. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller Okay? All right thank you. Marni? 22 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Unidentified Participant Okay, thanks guys and thanks for the update on everything. For me, it all comes down to product obviously and you guys talked a bit about, quite a bit about fast fashion being a big factor out there. At the same time, you talked about reducing the number of floor sets that you're going to have or freshens and SKU counts. And while I think it makes sense, if you could just dive into that a little bit, particularly on the women's side it would seem counterintuitive to slow the sets of women's tops. It would seem to make more sense to sort of accelerate the top of that -- of the pace of those tops while slowing some of the other business. If you could just talk a little bit around that. Leslee Herro - Abercrombie & Fitch Co. - EVP - Planning & Allocation From the benchmarking that we have from the profit improvement, we feel that in store, we have room to reduce our SKU counts. Remember, DTC is extending their SKU counts, but in store, we feel like we have room to pull those SKU counts down. The reason we think we can are a few things. One, we have a testing calendar that will allow us to test almost 100% to make sure those SKUs are correct. The differentiation that I had mentioned and Mike has just mentioned is critical, that we don't have items on the floor looking like the next one. We want to clearly have different items coming into our stores. With that being said, the frequency of fashion is staying pretty much the same. The frequency that we deliver core is much less than core fashion and the frequency of fashion is much more than core fashion or core. Unidentified Company Representative This is interesting Marni, because I think you indicated on a call that we were clearly out of many styles too quickly. Part of what we're talking about is increasing the depth so we can stay in some of these great styles longer. But I think it's interesting that you raised the same question, this is the answer. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller All right. Thank you. Oliver Chen. Oliver Chen - Citi - Analyst Hi, Oliver Chen from Citi, thanks. Regarding the in store experience, there's been more value focus call outs on the pricing and finance. What's the long term evolution on your planned promotional strategy? Also, the adjacent categories is pretty interesting because the brand equity carries a lot of weight, and footwear seems like a very high inventory intensive kind of category. What about handbags and jewelry and men bags and stuff like that. Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO Well, I think there are a bunch of parts of this. First, do you want to go to the end, we see footwear as an opportunity from a not in the store business, a DTC business. Those of you in the room who have known me for a long time have known that I've been very, not very excited about the footwear business and I'm still not in store, but we think we have an opportunity in DTC only, which is less inventory intensive than putting it in the stores. 23 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

We are looking at other accessory categories. We're already expanding our accessory business. I think you guys can see that in the stores and we're gaining traction there. We think there is opportunity in the accessory business. We think there's an opportunity from a point of view of third party in the accessory business as well. Now to go to the first part of your question which is promotional, I don't understand that. Oliver Chen - Citi - Analyst The in store experience has been much more compelling with respect to call outs of key categories at good prices. As you evolved and think about your AUR lifting strategy, will we continue to see that or how are you going to deal with the new normal which is a fully promotional model, rare categories that are full priced generally speaking. Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO I don't know what I can say about this other than we think we're in a promotional environment. We think we're getting better at marketing to value. I think we have not gotten credit in the past for the value that we do operate -- that we do offer, and I think part of it has been our fault, but I think we're going to get better at it. We're going to get better in terms of how we communicate and really what the strategy is. So I don't want to get into more details on that. It's a promotional environment. We think we're going to communicate better value than we've communicated in the past and we think it's going to be easier for the customer to understand. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO (inaudible) when we talk about our objective of mid-single-digit AUR beyond 2014, we would view that as an outcome of all of the other strategies we've discussed today from a marketing standpoint to an assortment standpoint and it's going to come to a significant degree from being less promotional and having a lower redline unit mix over time, but it's a combination of all those other things as well. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller All right thanks. Next question. Barbara, we'll move back to this side. Unidentified Participant Hi. Can you quantify the buckets of saving in the $100- millionish number? How much is related to occupancy for the 50 store closings beyond Gilly's lease expiration and can you quantify the buckets? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Well zero related to occupancy and zero related to Gilly in the $100 million. It's made up of a combination of those different work streams that Brian went through in his section. We previously said I think back in May that the non-merch expense and the supply chain piece was at $35 million to $55 million component of that. That's got a little bit better over time, so that's a fairly significant component with $100 million and then it relates to the other work streams that were on Brian's chart including home office, with the greatest area of untapped opportunity being in the stores area which comes back to the pilots. 24 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller All right. I think Dana had a question. Unidentified Participant Hi. If you think about AUC and AUR, how do you balance that out with the inventory levels that you have and with getting the tops business better and does it differ by international and domestic? Thank you. Leslee Herro - Abercrombie & Fitch Co. - EVP - Planning & Allocation I don't know if I understand the balancing. Unidentified Participant Is there lower AUCs to come and then you want to increase the AUR, so how do you drive the levers that's going to drive the AUR while also managing the cost structure down? Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO Well, AUC is an independent factor. We work very hard to buy as best we can. I think it's very important to note that quality is the hallmark of our brands and we're not about to give that up. From an AUC perspective, we're very much influenced by what's happening with labor, cotton, we will fight for the best AUC we can. It doesn't look as if we're going to have significant AUC opportunity in the near term. Leslee Herro - Abercrombie & Fitch Co. - EVP - Planning & Allocation (inaudible) platform we can help that. Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO Now go to AUR. I think we talked about the AUR opportunity in terms of, and Leslee just addressed this, in terms of less redline selling, less competing with ourselves. I think that's a major factor in driving up AUR. That's a promotional US strategy. We are not promotional in our international stores and don't plan on being. But there's probably not real AUR upside there. Rebecca Duval - BlueFin Research Partners - Analyst When you talk about your test and react strategy, you mention female tops is a big opportunity but what other categories besides female tops do you see the biggest opportunity? Leslee Herro - Abercrombie & Fitch Co. - EVP - Planning & Allocation We have in all of our categories, we're using our testing calendar because as I have mentioned, we have a core, core fashion, and fashion calendar that everyone uses and then there's a high fashion part that parts of the business like female tops would use that has the shortened lead time from conception to in-store. But everyone would use our test and react calendars that we put in place. 25 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Rebecca Duval - BlueFin Research Partners - Analyst (inaudible) Leslee Herro - Abercrombie & Fitch Co. - EVP - Planning & Allocation Yes. But I can't tell you why. Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO Exactly the right answer. Leslee's smart. I think Dorothy had a question, right behind you. Dorothy Lakener - Topeka Capital Markets - Analyst Thanks, Dorothy Lakener, Topeka Capital Markets. If we go back to those buckets, the core, core fashion, and I don't know if you want to separate high fashion, but what do you see the proportions being and are those changing and where's the most significant opportunity, is it core fashion? Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO I don't know that we've revealed what the percentages are and I don't think we want to Dorothy. I think -- Dorothy Lakener - Topeka Capital Markets - Analyst Are they changing? Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO No, they're not changing but I would say we have the biggest opportunity for more fashion relevance in core. So better fashion in core. Matt McClintock - Barclays Capital - Analyst Hi. Matt McClintock, Barclays. The new store prototype for Hollister looks great and I was just wondering should it prove successful, how do you think about the need specifically as you think the US is your most important market, the need to refresh your real estate and how would that be prioritized as you think about the $200 million capital budget and the IT supply chain and other investments that you're making. Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO David. David Leino - Abercrombie & Fitch Co. - SVP - Global Real Estate So with the prototype as I mentioned we're testing and we have a measurement that we need to hit for that test to be successful and as new leases come forward and we sign up for longer terms, that will be decided at that time as we refresh those stores. 26 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Matt McClintock - Barclays Capital - Analyst Is there any limitation among the $200 million capital budget or if that's successful would that mean there's an acceleration of that $200 million announcement? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Well, we're trying to hold to the $200 million. We have that specified out to a fairly detailed level out through 2017 of what's included in that and includes some store refresh CapEx domestically. Clearly, if we saw something that was working particularly well, we'd go back to our overall capital allocation philosophy and potentially move dollars from one bucket to another since our objective is to maximize or to invest in the things that have the overall greatest risk adjusted returns, but we have some dollars allocated for that for the next few years. We could potentially dial it up if we saw that there was a superior return by doing that. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller Down front. Liz Dunn - Macquarie - Analyst Thanks, hi. Liz Dunn for Macquarie. My question is what's changed about how you're identifying fashion as you talk about increased fashion relevance and how are you doing that and what's changed about your lens through which you view the brands because over the years, it's been somewhat rigid. Some things aren't appropriate for the brand. Are you broadening that idea of what the brand encompasses as you look to increase your relevance in fashion? Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO I think -- may I answer? I think we have and we have that opportunity I think we say we operate as casual apparel with a aesthetic that's identifiable and a quality level that's identifiable. Within those parameters I think we have a lot of places that we can operate. I think we are working within those parameters to be more relevant in terms of fashion and I think we have and we will make more progress there. I believe that moving faster is going to help us. I think that being more right in terms of testing is going to help us. But to answer the question, I don't think we're going to become in this environment a bohemian brand. But within our world, we have lots of room for fashion and relevant fashion. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller Thanks Mike. Next question some in the back? I can't see everyone. Richard Jaffe - Stifel Nicolaus - Analyst Hi Mike, Richard Jaffe at Stifel. You talked about differentiation and that was primarily Abercrombie corporate versus the world, can you talk about differentiation, Abercrombie to Hollister, particularly in light of the matrix that you used historically for Hollister and Abercrombie, whether it's a lot of cross fertilization of ideas, styles, fashion, color, etc. 27 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO Richard, we're working to differentiate Hollister from ANF more aggressively. There is cross-pollenization in terms of key fashion themes, but we are really working to make those brands look more different than they have in the past. Richard Jaffe - Stifel Nicolaus - Analyst And just a follow up, in light of the depth of talent we've seen today, is there any considerations about succession planning in light of your 2014 contract expiration? Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO Okay, let me comment on that. I expect to be here. I'm totally energized by our opportunities as outlined today. I'm totally, I can't tell you how proud I am of the people in this company and what they're doing and will do to execute these strategies. In terms of succession planning, it is a really important subject in this company and by saying I'm enormously proud of the people in this company, it indicates the huge bench strength we do have in the company. You saw the schools in which we recruited for the last 15 years and we're getting a payback there. I can't think of a retail business that has more depth in terms of talent and will offer us my successor over some period of time. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller There's one in the front here. Rob Wilson - Tiburon Research Group - Analyst Rob Wilson, (inaudible) Research. Mike, a year and a half ago you talked about speed to market and I guess, what's changed today because I'm very confused. Mike Jeffries - Abercrombie & Fitch Co. - Chairman, CEO I think we're on that track. I don't think it's changed. I'm saying that we are doing it. I think we have more sophisticated look at the business in terms of how we're doing it, but we're clearly obsessive about that mission. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller All right. Another question, we'll try to hit a couple on this side, over here, Ana? Lindsay Drucker Mann - Goldman Sachs - Analyst Hi. Lindsay Drucker Mann, from Goldman Sachs. I have two questions. First of all, for your international growth which you're looking at 200 to 300 basis points, operating margin. Can you talk about what comp assumption, you talked about the store count, but what comp assumption you have embedded in that figure and maybe what figure the actual European store assumption is, and maybe comment on the trends you saw last quarter in Europe. 28 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

And my second one is just also, Jonathan, you talked about a significant reduction in shares outstanding, you've outlined the $200 million CapEx, how do you think about allocation of free cash flow to shareholders and other things? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Well, I'll start with the second piece, Lindsay, I mean our philosophy on capital allocation is what we said in the presentation. I just said a second ago that we're going to allocate capital to the investments we think have the greatest returns on a risk-adjusted basis, whether that's new stores, stock buybacks, other investments, but as we look at what that's likely to entail going forward, we think the $200 million CapEx number is reasonable. Assuming our strategy is effective, that would entail significant free cash flow beyond that which we would view as the primary use of which we would anticipate to be share buybacks. Sorry, the first part of your question was what again? Lindsay Drucker Mann - Goldman Sachs - Analyst (inaudible). Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO So basis points of margin improvement anticipate a stabilization in international comp in that sort of 12 to 18 month period as we talked about for the US stores and then the margin improvement beyond that would be coming from the addition of profitable new stores. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller All right, thank you. I think Anna had a question? Anna Andreeva - Oppenheimer & Co. - Analyst Great. Thanks so much, Anna Andreeva with Oppenheimer. And thanks guys for the update. I guess a question for you Jonathan, as it relates to the announcement yesterday, if you could perhaps talk about the step down in your international business this most recent quarter and how should we think about levers that you guys have in place to maybe stem some of that margin degradation and keep four-walls at the 30% level. And then as you think about the real estate optimization, how do you view Abercrombie Kids concept and would you guys ever consider perhaps utilizing the Abercrombie adult box to have Kids and drive productivity that way? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Do you want to take that piece David, and I'll come back to the first bit? David Leino - Abercrombie & Fitch Co. - SVP - Global Real Estate So, with store closures as we go forward, there will be Abercrombie Kids store closures due to size of store and economics. We are looking at, we have some very powerful Abercrombie Kids stores and that brand will continue there on DTC and we are looking at stores within stores so we're working through some strategies... 29 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Unidentified Company Representative I think that was her question David, using Kids to make our existing space more productive. The answer is yes. David Leino - Abercrombie & Fitch Co. - SVP - Global Real Estate Yes. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO And on the first part about international comp trends, we'll get into more color on that on the earnings call in a couple of weeks. We obviously haven't put out a lot of data on that, but we'll elaborate on that in how that informs our thinking about the future progression. Just on the point of our four-wall margins though as we said in the presentation earlier on, even where we expect to end this year with international store volumes, we still expect Europe to be pretty close to an overall 30% four-wall margin. So it's still a very healthy, profitable business. Lindsay Drucker Mann - Goldman Sachs - Analyst should we think there could be additional expense buckets internationally as well? Potentially '14? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Sure. I mean, some of the things that are coming out of process and profit improvement initiative are going to affect international stores as well as domestic stores, so sure, there is an expense element there as well. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller It looks like we have time for one more question. We'll go over here in the front, in the middle. Roxanne Meyer - UBS - Analyst Thanks. It's Roxanne Meyer from UBS. You talked about a host of upgrade initiatives today across supply chain, marketing, that are really going to bring about significant change, can you talk about the few major systems that you may need to implement in order to bring about change and the timeline for achieving that? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Systems as in IT systems? Roxanne Meyer - UBS - Analyst Yes, correct. 30 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP, CFO Yes, I mean, I think we're in pretty good shape on that. There are some specific things we need to put in place over the next year or two but I think a lot of the heavy lifting from an IT standpoint is actually behind us at this point in terms of systems we need to have in place. But the ones that we think are important going forward are funded as part of the $200 million CapEx expectation. Brian Logan - Abercrombie & Fitch Co. - VP - Finance & Controller All right, great thank you. I think that now concludes our analyst meeting. We appreciate you joining us today and we thank you for your attention. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2013, Thomson Reuters. All Rights Reserved. 5216623-2013-11-11T11:40:55.450 31 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 06, 2013 / 1:30PM, ANF - Abercrombie & Fitch Analyst Meeting